Contacts:

William S. Jones
Executive Vice President
and Chief Administrative Officer
615/849-2272

Hillard C. Gardner
Senior Vice President
and Chief Financial Officer
615/849-3313

CAVALRY BANCORP, INC. REPORTS
FIRST QUARTER EARNINGS

Murfreesboro, Tennessee—April 18, 2005—Cavalry Bancorp, Inc. (the “Company”) (Nasdaq NMS:CAVB) announced today first quarter consolidated earnings for its wholly-owned subsidiary Cavalry Banking (“Bank”) and the Company.

Net income increased from $1.0 million or $0.15 per share diluted for the quarter ended March 31, 2004 to $2.2 million or $0.31 per share diluted for the quarter ended March 31, 2005. Annualized return on average assets increased from 0.81% for the quarter ended March 31, 2004 to 1.58% for the quarter ended March 31, 2005. Annualized return on average equity increased from 7.44% for the quarter ended March 31, 2004 to 16.56% for the quarter ended March 31, 2005.

Earnings for the quarter ended March 31, 2005 include a tax benefit of $427,000. This tax benefit resulted from the distribution of cash dividends to the participants of the Employee Stock Ownership Plan. Without this item, diluted earnings per share would have been $0.25.

Total assets of the Company decreased from $578.7 million at December 31, 2004 to $576.8 million at March 31, 2005. Net loans receivable decreased from $430.5 million at December 31, 2004 to $425.9 million at March 31, 2005. Deposits increased from $506.5 million at December 31, 2004 to $513.6 million at March 31, 2005.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain of these statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including the uncertainties inherent in the process of auditing and making end-of-year adjustments to a corporation’s financial statements by changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, implementation of new technologies, the Company’s ability to develop and maintain secure and reliable electronic systems and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

[Selected financial data follows]

Cavalry Bancorp, Inc.
Consolidated Balance Sheets
(Unaudited)
(In thousands, except per share data)

	March 31,	December 31,
Assets	2005	2004

Cash and cash equivalents	$77,726	$63,135
Investment securities available-for-sale, at fair value	31,484	42,183
Loans held for sale, at estimated fair value	1,668	2,501
Loans receivable, net of allowances for loan losses of $4,907 at March 31, 2005 and $4,863 at December 31, 2004	425,917	430,526
Accrued interest receivable	1,968	1,985
Office properties and equipment, net	17,663	17,607
Required investments in stock of the Federal Home Loan Bank and Federal Reserve Bank stock, at cost	3,256	3,125
Foreclosed assets	251	16
Bank owned life insurance	11,717	11,604
Goodwill	1,772	1,772
Other assets	3,409	4,216
Total assets	576,831	578,670

Liabilities

Liabilities:
Deposits:
Non-interest-bearing	$95,350	$81,719
Interest-bearing	418,292	424,815
	513,642	506,534
Advances from Federal Home Loan Bank of Cincinnati	2,821	2,835
Accrued expenses and other liabilities	5,040	15,468
Total liabilities	521,503	524,837

Shareholders' Equity

Preferred stock, no par value: Authorized - 250,000 shares; none issued or outstanding at March 31, 2005 and December 31, 2004	-	-
Common stock, no par value: Authorized - 49,750,000 shares; issued and outstanding 7,217,565 at March 31, 2005, and December 31, 2004	19,354	19,354
Retained earnings	36,341	34,598
Accumulated other comprehensive loss, net of tax	(367)	(119)

Total shareholders' equity	55,328	53,833

Total Liabilities and Shareholders' Equity	576,831	578,670

Cavalry Bancorp, Inc
Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2005	2004

Interest income:

Loans	$6,480	5,273
Investment securities:
Taxable	320	341
Non-taxable	25	7
Other	346	90

Total interest income	7,171	5,711

Interest expense:

Deposits	1,818	1,269
Borrowings	24	24

Total interest expense	1,842	1,293

Net interest income	5,329	4,418

Provision for loan losses	61	101

Net interest income after provision for loan losses	5,268	4,317

Non-interest income:

Servicing income	50	45
Gain on sale of loans, net	348	586
Gain on sale of investment securities, net	-	66
Deposit servicing fees and charges	1,329	1,224
Trust service fees	252	292
Commissions and other non-banking fees	694	655
Other operating income	298	317

Total non-interest income	2,971	3,185

Non-interest expenses:
Salaries and employee benefits	3,171	3,573
Occupancy expense	284	320
Supplies, communications, and other office expenses	226	219
Advertising expense	90	151
Equipment and service bureau expense	894	816
Other operating expense	641	680

Total non-interest expense	5,306	5,759
Income before income tax expense	2,933	1,743

Income tax expense	685	727

Net income	$2,248	1,016

Basic Earnings Per Share	$0.31	0.16

Diluted Earnings Per Share	$0.31	0.15

Weighted average shares outstanding - Basic	7,217,565	6,486,988

Weighted average shares outstanding - Diluted	7,326,051	6,732,839

Cavalry Bancorp, Inc.
Consolidated Financial
Highlights
(unaudited)
(dollars in thousands)

	March 31,	December 31,
	2005	2004	% Change

FINANCIAL CONDITION DATA:

Total assets	$576,831	578,670	-0.32%
Loans receivable, net	425,917	430,526	-1.07%
Loans held-for-sale	1,668	2,501	-33.31%
Investment securities available-for-sale	31,484	42,183	-25.36%
Cash and cash equivalents	77,726	63,135	23.11%
Deposits	513,642	506,534	1.40%
Borrowings	2,821	2,835	-0.49%
Shareholders' Equity	55,328	53,833	2.78%

	For the quarters ending March 31,
	2005	2004	% Change

OPERATING DATA:

Interest and dividend income	$7,171	5,711	25.56%
Interest expense	1,842	1,293	42.46%

Net interest income	5,329	4,418	20.62%
Provision for loan losses	61	101	-39.60%

Net interest income
after provision for loan losses	5,268	4,317	22.03%

Gains from sale of loans	348	586	-40.61%
Other income	2,623	2,599	0.92%
Other expenses	5,306	5,759	-7.87%

Income before income taxes	2,933	1,743	68.27%
Income tax expense	685	727	-5.78%

Net income	$2,248	1,016	121.26%

	For the quarters ending
	March 31,
	2005	2004

KEY FINANCIAL RATIOS

Performance Ratios:
Return on average assets	1.58%	0.81%
Return on average shareholders' equity	16.56%	7.44%
Interest rate spread	3.82%	3.74%
Net interest margin	4.14%	3.94%
Average interest-earning assets to average interest-bearing liabilities	122.36%	117.21%
Non-interest expense as a percent of average total assets	3.74%	4.57%
Efficiency ratio	63.93%	75.75%

Asset Quality Ratios:
Nonaccrual and 90 days or more past due loans as a percent of total loans, net	0.07%	0.28%
Nonperforming assets as a percent of total assets	0.10%	0.21%
Allowance for loan losses as a percent of total loans receivable	1.15%	1.20%
Net charge-offs to average outstanding loans	0.00%	0.01%

	Quarter Ended March 31, 2005	Diluted EPS Impact
Reconcilation of Net Income to Income as Adjusted:

Net income	$2,248	$0.31

Adjustment:

Tax Benefit of ESOP Dividend Paid to Participants	(427)	(0.06)

Total Adjustment	(427)	(0.06)

Income as Adjusted	$1,821	$0.25